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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)

                                XATA Corporation
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                                (Name of Issuer)

                          Common Stock, $.01 par value
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                         (Title of Class of Securities)

                                   983882 30 9
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                                 (CUSIP Number)


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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

              [ ]  Rule 13d-1(b)
              [X]  Rule 13d-1(c)
              [ ]  Rule 13d-1(e)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures proved in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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                                                                     Page 2 of 5

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CUSIP No. 983882 30 9
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1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   XATA  Investment Partners LLC
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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                  (b) [ ]

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3         SEC USE ONLY

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4         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Minnesota
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                              5        SOLE VOTING POWER                213,151
                              --------------------------------------------------
         NUMBER OF
           SHARES             6        SHARED VOTING POWER                  -0-
                              --------------------------------------------------
        BENEFICIALLY
          OWNED BY            7        SOLE DISPOSITIVE POWER           213,151
                              --------------------------------------------------
       EACH REPORTING
        PERSON WITH           8        SHARED DISPOSITIVE POWER             -0-
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9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   213,151
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10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                                   [ ]

                   N/A
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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                   Less than 5%.
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12        TYPE OF REPORTING PERSON

                   00
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                                                                     Page 3 of 5

                                  SCHEDULE 13G

Item 1.

     (a)  Name of Issuer

               XATA Corporation

     (b)  Address of Issuer's Principal Executive Offices

               151 East Cliff Road, Suite 10
               Burnsville, MN 55337

Item 2.

     (a)  Name of Persons Filing*

     (b)  Address of Principal Business Office or, if none, Residence

               c/o Lawrence Transportation
               3154 North Service Drive
               Red Wing, MN 55066

     (c)  Citizenship

               The filing person is a Minnesota limited liability company

     (d)  Title of Class of Securities

               Common Stock, $.01 par value acquired upon conversion of the Issuer's 8% Convertible Preferred Stock.

     (e)  CUSIP Number*

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), check whether the person filing is a:

         Not Applicable.

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* Incorporated by reference to cover page.
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                                                                     Page 4 of 5

Item 4.   Ownership

          (a)  Amount Beneficially Owned*

          (b)  Percent of Class*

          (c)  Number of shares as to which such person has:*

               (i)   sole power to vote or direct the vote
               (ii)  shared power to vote or to direct the vote
               (iii) sole power to dispose or to direct the disposition of
               (iv)  shared power to dispose or to direct the disposition of

Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of 5
percent of the class of securities, check the following:                  [X]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

         The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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* Incorporated by reference to cover page.
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                                                                     Page 5 of 5

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, of such I hereby certify that the information set forth in this statement is true, complete and correct.

Dated: January 5, 2001
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                                            XATA Investment Partners LLC

                                            By /s/ Stephen A. Lawrence
                                              --------------------------------
                                               Its Chief Manager
                                                  ----------------------------